Exhibit 99.1

NEWS COPY

FOR IMMEDIATE RELEASE

VIASYSTEMS ANNOUNCES FIRST QUARTER 2014 RESULTS

ST. LOUIS, May 6, 2014 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the first quarter ended March 31, 2014.

Highlights

•	Net sales were $295.9 million in the quarter ended March 31, 2014, a year-over-year increase of 8.4%, and a seasonal sequential decrease from the immediately preceding quarter of (2.5)%.

•	Operating income in the quarter ended March 31, 2014, was $5.5 million, or 1.9% of net sales.

•	Adjusted EBITDA in the quarter ended March 31, 2014, was $31.0 million, or 10.5% of net sales, compared with $29.5 million, or 10.8% of net sales, in the quarter ended March 31, 2013, and compared with $37.9 million, or 12.5% of net sales, in the immediately preceding quarter.

•	U.S. GAAP loss per basic and diluted share was $(0.47) for the quarter ended March 31, 2014, on approximately 20 million average shares outstanding.

•	Adjusted EPS was a loss of $(0.26) for the quarter ended March 31, 2014, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended March 31, 2013, and December 31, 2013, were $(0.39) and $0.00, respectively.

“While the markets we serve did not demonstrate any significant strength, and in some instances declined both year-over-year and sequentially, we were able to generate net sales and earnings in line with our first quarter expectations,” noted Viasystems’ CEO David M. Sindelar. “It is difficult to draw many trend conclusions from our consolidated first quarter results as they were impacted by very weak demand leading up to the Chinese New Year holiday period, which was compounded by the effects of production shutdowns during the holiday period. Nonetheless, one conclusion that is clear is that our Assembly segment continues to struggle to find an optimum cost base in this period of inconsistent demand. Finding greater demand consistency and greater cost flexibility in that segment remains one of the most pressing matters for our management team to address in the near term.”

“In terms of our end markets,” continued Mr. Sindelar, “our automotive, telecommunications, and military and aerospace sectors performed as expected. The only real trend change we are seeing is a broad softness in demand from our computer and datacommunications end market. Market intelligence gathered from our customers and suppliers suggests that what we are experiencing is consistent with the market in general, though we seem to hear slightly different reasons from each source. We are also addressing some customer-specific softness of demand in our industrial & instrumentation end market, but those appear to be more concetrated.”

“Looking forward,” continued Mr. Sindelar, “I expect both sequential and year-over-year sales growth for our second quarter. In addition, as we continue to target a return to our historical gross margin rates by the end of this year, I expect to see almost a full point of sequential gross margin improvement compared to our consolidated first quarter result.”

Financial Results

The company reported net sales of $295.9 million for the three months ended March 31, 2014. The year-over-year increase of 8.4% was primarily the result of increased demand for printed circuit boards from the company’s automotive and telecommunications end markets, and for electromechanical solutions products from each of the company’s end markets. The company attributes this to the effects of i) the recovery of the Printed Circuit Boards segment capacity that was unavailable in the same quarter in the prior year following the September 2012 fire in a company factory in China, ii) additional Printed Circuit Boards segment capacity due to investments made in 2013 at our primary factory in China serving the automotive end market, and iii) additional sales in the Assembly segment to a new telecommunications customer. Sequentially, net sales decreased (2.5)% in comparison to the fourth quarter of 2013. The seasonal sequential sales decrease was driven by the adverse effects of the Chinese New Year on both i) customer demand and ii) factory production capacity, resulting in reduced product shipments into all markets except the company’s industrial & instrumentation and military and aerospace end markets.

Cost of goods sold (excluding items shown separately in the statement of operations) as a percent of net sales was 81.0% for the quarter ended March 31, 2014, compared to 80.3% in the corresponding quarter a year ago, and compared to 80.5% in the immediately preceding quarter ended December 31, 2013. The primary contributor to the sequential increase was a reduction of manufacturing efficiencies during the temporary cessation of production for the Chinese New Year holiday period.

Operating income was $5.5 million, or 1.9% of net sales, in the three months ended March 31, 2014, compared with $2.6 million, or 0.9% of net sales, for the first quarter of 2013, and compared with $11.7 million, or 3.9% of net sales, for the three months ended December 31, 2013.

Adjusted EBITDA, on a non-GAAP basis, was $31.0 million, or 10.5% of net sales, for the three months ended March 31, 2014, compared with $29.5 million, or 10.8% of net sales, for the first quarter of 2013, and compared with $37.9 million, or 12.5% of net sales, for the three months ended December 31, 2013. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended March 31, 2014, net loss was $(9.4) million, of which $(9.5) million was attributable to common stockholders, and resulted in $(0.47) of loss per basic and diluted share. Adjusted EPS, on a non-GAAP basis, for the three months ended March 31, 2014, was a loss of $(0.26). A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the first quarter of 2014 were $253.3 million and $9.4 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $241.0 million and $3.7 million, respectively, for the first quarter of 2013, and compared with Printed Circuit Boards segment net sales and operating income of $258.0 million and $11.1 million, respectively, for the quarter ended December 31, 2013. Sequentially, seasonally low demand during the Chinese New Year holiday period was exaggerated by soft demand across the company’s computer and datacommunications end market, and was partly offset by modestly improved demand in the company’s industrial & instrumentation, and military and aerospace end markets during the quarter ended March 31, 2014.

Net sales and operating loss in the company’s Assembly segment for the first quarter of 2014 were $42.6 million and $(3.9) million, respectively, compared with Assembly segment net sales and operating loss of $31.9 million and $(1.1) million, respectively, for the first quarter of 2013 and compared with Assembly segment net sales and operating income of $45.4 million and $0.9 million, respectively, for the quarter ended December 31, 2013. Sequentially, seasonally low demand during the Chinese New Year holiday period was exaggerated by soft demand across the company’s computer and datacommunications end market and by project-specific demand decline in the company’s telecommunications end market.

Cash and Working Capital

Cash and cash equivalents at March 31, 2014 were $39.1 million, compared with $54.7 million at December 31, 2013. Cash used by operating activities during the three months ended March 31, 2014, was $(10.8) million. The company’s cash cycle metric of 43.7 days at March 31, 2014 was longer than the company’s typical metric as a result of a high concentration of sales at the end of the quarter. During the three months ended March 31, 2014, the company used a net of approximately $0.4 million cash for interest payments and used a net of approximately $4.2 million cash for payment of income taxes.

During the three months ended March 31, 2014, the company used a net $14.0 million of cash for investing activities. In particular, capital expenditures during the three months ended March 31, 2014, were $15.0 million. During the three months ended March 31, 2014, approximately $3.2 million of capital expenditures were incurred in connection with capacity expansion and other special projects.

During the three months ended March 31, 2014, financing activities provided a net $9.1 million of cash, including approximately a net $9.7 million cash provided by borrowings, and $(0.6) million cash used for withholding taxes related to net share settlements of vested stock compensation.

On April 15, 2014, the Company received gross cash proceeds of $53.5 million from its offering of $50.0 million of 7.875% notes due 2019, which priced at 107%.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from Adjusted EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Management will host a conference call to discuss the first quarter results at 4:30 p.m. Eastern Time today, May 6, 2014. The live webcast of the conference call will be available at http://investor.viasystems.com. The conference call will be available live to interested parties by dialing 1-877-640-9867 (toll-free). For international callers, please dial 1-914-495-8546.

An audio replay of the conference call will be available for one week by dialing 1-855-859-2056 or 1-404-537-3406 and entering conference ID 31298991. A webcast replay will be available at http://investor.viasystems.com for approximately two hours after the conclusion of the call.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; the ability of Viasystems to successfully integrate DDi’s operations, product lines and technology and to realize additional opportunities for growth; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 14, 2014, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars. Viasystems’ approximately 15,700 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and datacommunications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

Contacts

Kelly Wetzler

SVP Corporate Development

314-746-2217

kelly.wetzler@viasystems.com

Erica Mannion

Investor Relations

Sapphire Investor Relations, LLC

415-471-2703

emannion@sapphireir.com

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

( dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net sales	$295,912	$303,381	$272,940
Operating expenses:
Cost of goods sold, exclusive of items shown separately	239,803	244,253	219,058
Selling, general and administrative	26,849	22,619	27,693
Depreciation	21,812	22,367	21,958
Amortization	1,680	1,679	1,678
Restructuring and impairment	273	726	—

Operating income	5,495	11,737	2,553
Other expense (income):
Interest expense, net	11,253	11,180	11,199
Amortization of deferred financing costs	655	724	725
Other, net	(1,233)	(8,647)	748

(Loss) income before income taxes	(5,180)	8,480	(10,119)
Income taxes	4,177	3,508	3,163

Net (loss) income	$(9,357)	$4,972	$(13,282)

Less:
Net income attributable to noncontrolling interest	190	215	173

Net (loss) income attributable to common stockholders	$(9,547)	$4,757	$(13,455)

Basic (loss) income per share	$(0.47)	$0.24	$(0.67)

Diluted (loss) income per share	$(0.47)	$0.23	$(0.67)

Basic weighted average shares outstanding	20,268,717	20,179,174	19,994,820

Diluted weighted average shares outstanding	20,268,717	20,464,264	19,994,820

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

( dollars in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,065	$54,738
Accounts receivable, net	206,505	196,126
Inventories	125,369	122,182
Prepaid expenses and other	40,014	38,131

Total current assets	410,953	411,177
Property, plant and equipment, net	438,575	446,488
Goodwill and other noncurrent assets	258,506	260,752

Total assets	$1,108,034	$1,118,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$21,354	$11,387
Accounts payable	176,348	203,122
Accrued and other liabilities	106,446	88,220

Total current liabilities	304,148	302,729
Long-term debt, less current maturities	561,087	561,508
Other non-current liabilities	41,722	41,592

Total liabilities	906,957	905,829

Total stockholders’ equity	201,077	212,588

Total liabilities and stockholders’ equity	$1,108,034	$1,118,417

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

( dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net cash (used in) provided by operating activities	$(10,783)	$29,130

Cash flows from investing activities:
Capital expenditures	(14,999)	(20,250)
Proceeds from disposals of property	1,041	215

Net cash used in investing activities	(13,958)	(20,035)

Cash flows from financing activities:
Borrowings (repayments) under mortgages and credit facilities	9,672	(302)
Withholding taxes related to stock awards	(585)	—
Financing and other fees	(19)	—

Net cash provided by (used in) financing activities	9,068	(302)

Net change in cash and cash equivalents	(15,673)	8,793
Beginning cash	54,738	74,816

Ending cash	$39,065	$83,609

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	March 31, 2014		December 31, 2103		March 31, 2013
Net external sales by segment
Printed Circuit Boards	$253.3	86%	$258.0	85%	$241.0	88%
Assembly	42.6	14%	45.4	15%	31.9	12%

	$295.9	100%	$303.4	100%	$272.9	100%

	Percentage of Net Sales			Net Sales Change
	Three Months Ended			Sequential:	Year/Year:
	March 31,	December 31,	March 31,	1Q14 vs	1Q14 vs
	2014	2013	2013	4Q13	1Q13
Net sales by end market
Automotive	31%	31%	29%	(1)%	18%
Industrial & Instrumentation	25%	24%	25%	1%	6%
Telecommunications	18%	18%	16%	(3)%	17%
Computer and Datacommunications	16%	17%	18%	(11)%	(5)%
Military and Aerospace	10%	10%	12%	2%	(2)%

	100%	100%	100%	(2)%	8%

	1Q14	4Q13	3Q13	2Q13	1Q13
Working capital metrics
Days’ sales outstanding	62.8	58.2	59.6	58.9	59.1
Inventory turns	7.6	8.0	8.4	8.1	8.0
Days’ payables outstanding	66.2	74.9	66.4	68.5	68.0
Cash cycle (days)	43.7	28.3	36.0	34.7	35.9

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

( dollars in millions)

(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Operating income	$5.5	$11.7	$2.6
Add-back:
Depreciation and amortization	23.5	24.1	23.6
Non-cash stock compensation expense	1.7	1.2	3.2
Restructuring and impairment	0.3	0.7	—
Costs relating to acquisitions and equity registrations	—	0.2	0.1

Adjusted EBITDA	$31.0	$37.9	$29.5

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

( dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013		March 31, 2013
Net (loss) income attributable to common stockholders (GAAP)	$(9,547)	$4,757		$(13,455)
Adjustments:
Non-cash stock compensation expense	1,729	1,179		3,207
Amortization	2,335	2,403		2,403
Restructuring and impairment	273	726		—
Costs related to acquisitions and equity registrations	—	201		124
Other special items	—	(8,978	)(a)	—
Special income taxes	—	(267)		(29)
Income tax effects of adjustments	(44)	(13)		(43)

Adjusted net (loss) income attributable to common stockholders	$(5,254)	$8		$(7,793)

Diluted weighted average shares outstanding	20,268,717	20,464,264		19,994,820

Diluted loss per share (GAAP)	$(0.47)	$0.23		$(0.67)

Adjusted EPS	$(0.26)	$0.00		$(0.39)

(a)	Non-cash lapse of a contingency formerly reported as a long-term liability.